Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 25, 2019, with respect to the consolidated financial statements of AmpliPhi Biosciences Corporation incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Armata Pharmaceuticals, Inc. for the registration of its common stock, preferred stock, debt securities, warrants and/or units of its securities.

/s/ Ernst & Young LLP

San Diego, California

April 1, 2020